Exhibit 14.3

COOPER CAMERON CORPORATION
STANDARDS OF CONDUCT

Dear Fellow Employee:

Conducting business with integrity and in an ethical and legal manner is a primary objective of Cooper Cameron Corporation. The following code of business conduct and ethics, which has been adopted by the Board of Directors of Cooper Cameron Corporation, summarizes our long-standing principles of conduct and is intended to support this objective by defining our “Standards of Conduct”; specifically, how we should relate to each other and to those with whom we do business.

Every representative of our Company is responsible for understanding, and conducting themselves in accordance with, our Standards.

Cooper Cameron’s reputation depends on the actions of its people. By exercising good judgment, and conducting our affairs in accordance with the values set forth in our Standards, we can ensure that this reputation remains unblemished.

While these Standards, and any accompanying Policy, should make the Company’s position on most issues unmistakably clear, clarifications and interpretations are available through our Legal, Finance or Human Resources Departments.

Sheldon R. Erikson
Chairman, President and Chief Executive Officer
Cooper Cameron Corporation

INTRODUCTION

Our Standards of Conduct have been developed as guiding principles to direct and assist us in our business decisions and actions. Cooper Cameron’s reputation for integrity and honesty ultimately depends upon the actions of those who deal with the outside world on our behalf. Cooper Cameron values its good name and its role as a good citizen in each community in which it does business. Every employee must be familiar with his or her obligations and conduct him or herself accordingly.

Employment with or by Cooper Cameron imposes a duty of loyalty to the Company and the responsibility on the part of each employee to act in the best interests of the Company. Each employee is expected to conduct business in an ethical manner and in compliance with our Standards of Conduct. No employee should ever act otherwise.

No set of standards can define all the ethical and legal principles applicable to the full course of human behavior. These Standards, therefore, are often phrased in terms of general principles and goals that must be interpreted and applied within the framework of laws, customs, and practices of the jurisdictions in which we operate, as well as with a full measure of common sense. A number of topics are further developed by specific Policies that go into greater detail. Employees are expected to be familiar with and observe these Policies, which can be found on each Division’s home page.

Each employee is individually and personally responsible for compliance with our Standards and Policies. Additionally, each employee has an obligation to avoid any situation in which the possibility of private or personal advantage or gain could produce a conflict between self-interest and the interest of the Company. Failure by any employee to do so may result in disciplinary action, up to and including termination of employment.

OVERVIEW

Cooper Cameron is committed to integrity in its dealings with people and organizations wherever we operate. Our Standards of Conduct provide clear guidelines for dealing with all of the constituent groups with whom we come into contact and to whom we are responsible. Those constituent groups include other employees; contractors; customers and vendors; investors; competitors; and the communities in which we conduct our operations. These Standards are intended to assist us in the achievement of the following goals:

Employees
Cooper Cameron requires compliance with all applicable employment laws and regulations, is committed to the health and safety of employees, and assures all employees that they will be treated with respect and will have a workplace free of harassment and discrimination.

Customers and Vendors
The Company believes that a free market is important to the success of the Company and its products. In support of this principle, the Company will compete ethically and legally for business, and will treat all customers and vendors equitably. The Company will honor the commitments made to its customers and provide quality products and services in exchange for fair compensation. The Company will adhere to antitrust and other rules and regulations regarding free trade.

Investors
The Company will conduct its business in compliance with all applicable laws, rules and regulations and with financial integrity. It will be accurate and truthful in all its records and reports and will conduct its affairs so as to ensure confidence in the Company and its financial reporting practices. Each employee will abide by its duty of loyalty to the Company.

Competitors
The Company will compete in a marketplace free from unreasonable restraints on trade or unfair practices. Specifically, the Company will comply with applicable antitrust laws and regulations, including avoiding agreements, conspiracies and understandings with regard to prices, markets, territories or customers, and will comply with other laws governing the conduct of business, such as anti-bribery laws.

Communities
The Company will be a good corporate citizen of the communities in which it operates and will comply with all laws and regulations, including those intended to protect the environment and provide healthful and safe working conditions, as well as laws and regulations regulating trade.

EMPLOYEES

Equal Employment Opportunity
It is the Company’s policy to afford equal employment opportunities to all qualified individuals in all aspects of employment regardless of race, color, creed, sex, religion, age, disability, or veteran status.

Work Environment
Cooper Cameron is committed to providing its employees with a safe and healthful work environment, free from harassment (sexual, racial or religious), intimidation or personal behavior not conducive to a productive work climate. All employees are to be treated with respect.

Employee Relations
In order to attract and retain quality employees, we will offer competitive wages and benefits. While employees are free to select collective bargaining representation, all employees, represented or not, will receive equitable treatment from the Company. Where unions exist, we will deal with them fairly and conduct our relationships with them in a purposeful and non-adversarial manner.

Drugs and Alcohol
Cooper Cameron seeks to provide its employees with a substance-free environment. Employees must report to work free from the presence of prohibited drugs in their system and not under the influence of alcohol. Drug and alcohol use on the job is strictly prohibited. It is the individual’s responsibility to abide by the drug and alcohol policy of his or her workplace, including drug or alcohol testing requirements where applicable.

Communication
The Company is committed to conducting business in an open and honest manner. All communications, whether internal or external, should be accurate and forthright.

The Company is committed to providing open communication channels that encourage candid dialog relative to employee concerns, responsible opinions and constructive criticism of the Company, its supervisors, managers and policies. Such an atmosphere can only be fostered where employees are free from any prospects of retaliation due to their expression of honest opinion. It is never the Company’s intent to discourage employee feedback through either intimidation or perceived disinterest.

Outside Employment
Employees are paid fair and competitive wages for full-time work. Employees owe the Company their undivided business loyalty. The normal demands of full-time employment are not consistent with ‘moonlighting’ or supplemental or secondary business or consultant activities or employment, and such activities or employment are discouraged.

Charitable Contributions
Employees are encouraged to support the charitable efforts of the communities in which they live and the Company does business. Under no circumstances, however, will an employee, either directly or indirectly, be subject to pressure by the Company or any of its employees to support, by way of individual contributions or charitable endeavors, any charitable organization. No employee may have his employment or chance of future advancement conditioned in any way on the employee’s support of charitable endeavors.

Confidentiality
All employees, both during and after their employment by the Company, must respect the proprietary information and trade secrets of the Company and its customers and suppliers and may not disclose any such proprietary information unless the individual or firm owning the information properly authorizes the release or disclosure. New employees and contractors must protect the secrecy of proprietary information of their former employers.

Fair Dealing
Each employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors, and other employees. None should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

Protection and Proper Use of Company Assets
Employees are the stewards of the Company’s assets, and as such, have an obligation to protect and preserve Company assets and to ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used for legitimate business purposes only.

The misappropriation, conversion to personal use or theft of Company property (including confidential and proprietary data such as patents, trade secrets and other intellectual property, drawings, designs, manufacturing processes and sales and market data) is grounds not only for termination of employment, but for criminal prosecution and other legal action to recover damages for losses sustained, or other legal remedies available either while during or after employment with the Company. Theft of property of other employees is also strictly prohibited.

CUSTOMERS & SUPPLIERS

Customer Loyalty
The Company expects all employees to honor the trust of the Company’s customers and suppliers by not revealing any proprietary or confidential information, except when disclosure is authorized or legally mandated, or using such information in any way to our customers’ detriment.

Product Quality and Safety
The Company has the responsibility to design, manufacture and deliver quality products that are fit for their intended purpose. Products will be designed, manufactured and delivered with the safety and health of our customers and product users as a primary consideration. All required inspection and testing operations will be properly completed prior to delivery to the customer unless otherwise agreed by the customer.

Marketing and Selling
It is the responsibility of those charged with marketing and selling the Company’s products to understand the customer’s needs and to satisfy those requirements through the Company’s offerings of quality products and services.

We are committed to selling our products and services honestly and will not pursue any sale that requires us to act unlawfully or in violation of these Standards. The Company will avoid any conduct or understanding that may restrain trade. Sales of the Company’s products and services must be free from any inference or perception that favorable treatment was sought, received or given by way of payments, gifts, favors, entertainment or other gratuities.

Bribes, kickbacks and other improper payments shall not be made on behalf of Cooper Cameron in connection with any of its businesses. Amounts paid as tips or gratuities for services will be consistent with local customs and practices. No excessive fees, commissions or other payments will be made, so as to avoid the inference that a bribe or other improper payment is being made.

Under the U.S. Foreign Corrupt Practices Act, as well as the laws of a number of other nations in which the Company does business, it is unlawful for Cooper Cameron to authorize, direct or knowingly allow the payment or the making of a promise to pay anything of value to any foreign official, foreign political party or candidate for political office for the purpose of influencing or inducing such official to use his or her influence or discretion to obtain or retain business or gain favorable treatment for the Company. Care must be taken when dealing with foreign customers and vendors to comply with local and foreign laws.

Consultants, Representatives, Agents, Contractors and Subcontractors
All consultants, representatives, agents, contractors and subcontractors who are engaged to represent Cooper Cameron must agree to act, and in fact act, on the Company’s behalf in a manner consistent with these Standards of Conduct and all applicable laws and regulations. All such representatives must agree in writing to comply with these Standards, laws and regulations.

Suppliers
The policy of Cooper Cameron is to award business on the basis of merit, without favoritism, and wherever practicable, on a competitive basis. Suppliers are to be treated with respect and integrity. Reference is made to the heading “Conflicts of Interest” for the standards of conduct applicable to employees’ interest in companies serving as suppliers to Cooper Cameron.

Gift Giving and Receiving
Employees of Cooper Cameron may not accept gifts, gratuities, entertainment or favors from existing or potential customers or vendors, or anyone doing or seeking to do business with the Company, if acceptance of such gift, gratuity or the like could have, or could be perceived as having, an influence over the employee’s or contractor’s decision regarding Company business. The receipt of gifts, gratuities and the like which go beyond the common courtesies normally associated with accepted business practice is prohibited. Similarly, the giving of such gifts or gratuities on behalf of the Company is prohibited.

INVESTORS

Return on Investment
One of the primary objectives of Cooper Cameron is to provide a return on our shareholders’ investment that, over the long term, ranks among the highest in our industry. We intend to do this by earning a profit in an ethical and legal manner and making appropriate investments in the Company’s future.

Code of Ethics
Management personnel and financial officers involved in the preparation of public disclosures, and/or preparation of the data for public disclosures, are subject to the Company’s Code of Ethics that is incorporated herein by reference.

Conflicts of Interest
Each employee must conduct him or herself in an honest and ethical manner and avoid any actual or apparent conflict of interest. A conflict of interest occurs when an individual’s private interest interferes in any way with the interests of the corporation as a whole. A conflict situation can arise when an employee takes actions or has interests that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest also arise when an employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in the company. Loans to, or guarantees of obligations of, such persons are of special concern.

Situations constituting a prohibited conflict of interest include, but are not limited to:

* Having a direct or indirect (including immediate family) substantial economic interest in an entity that transacts business with the Company or is in competition with it.

* For those who have responsibility for buying or selling goods or services, having any interest that can influence their independence of judgment with regard to the appropriate business decisions. Business interests that are in any way detrimental to or in conflict with the interests of the Company should be avoided.

* Using Cooper Cameron property (including intellectual) for personal benefit.

It is in these areas where appearances of impropriety are the most likely to occur. Extreme caution must be exercised by all to ensure that their personal interests never give the appearance of conflicting with the best interests of the Company in any way. This holds true in any of the Company’s business dealings, whether buying or selling services or commodities as vendor or customer. Any situation that could be, or could be perceived as, constituting a conflict of interest, including any transaction or relationship that reasonably could be expected to give rise to a conflict of interest, must be reported to senior management.

Compliance With Laws
It is Cooper Cameron’s policy to comply, and take all reasonable actions to cause compliance, with all applicable laws, rules and regulations of every nation, state or local jurisdiction in which the Company conducts business. Every employee, no matter what position he or she holds in the Company, is responsible for ensuring compliance with applicable laws, including the specific areas of law referenced in these Standards. It is the responsibility of each employee to report perceived violations of law or these Standards to the appropriate Company representatives directly or by use of the Compliance Hot Line or Compliance Center email, both described under the heading “Reporting Violations”. It is the responsibility of the Company to report violations of law to the appropriate government authorities.

Financial Integrity
Investors, but also creditors, governmental entities, and the Company’s management itself, rely on the accuracy of the Company’s accounting records. It is imperative that the accounting records and the reports and statements produced or derived from those records be maintained and presented in accordance with both the laws and regulations in each applicable jurisdiction and the accepted principles of accounting.

Accuracy of Company Records
All transactions must be properly authorized and be completely and accurately recorded on the Company’s books and records in accordance with generally accepted accounting practice and established financial policy. No undisclosed or unrecorded fund or asset shall be established for any purpose. No payment shall be approved or made with the intention or understanding that any part of such payment is to be used for a purpose other than that disclosed in the documents supporting the payment. No withdrawal will be made from any disbursement account except by check or other acceptable means customarily used by major banks, and then only by authorized personnel.

It is the responsibility of each employee to report perceived violations of this policy to the appropriate Company representative or by use of the Compliance Hot Line described under the heading “Reporting Violations”.

Corporate Opportunities
Employees are prohibited from (a) taking for themselves personally opportunities that are discovered through the use of Company property, information or position; (b) using Company property, information, or position for personal gain; and (c) competing with the Company. Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Insider Information and Trading
Employees are prohibited from trading in Company stock (the buying or selling of Company securities including movement into or out of the Company stock fund in the Company’s Retirement Savings Plans, such as the Company’s 401(k)) plan, based on material, non-public information. Information is “material” if it has the potential to affect the price of the Company’s stock. It is “non-public” if the information has not been released to the public at large by means of a press release issued through a major wire service. Examples of inside information that might be material include sales and earnings figures, major contracts, plans for stock splits or dividends, acquisitions or mergers, significant business developments, new products, expansion or curtailment of operations, or other activity of significance. Furthermore, such information cannot be given to a third party for the purpose of trading in Company securities (“tipping”). Insider trading and tipping are not only violations of the Standards; they are illegal.

Employees who may have obtained material, non-public information regarding other companies (such as our customers, vendors or competitors) in the course of their employment are prohibited from trading in the securities of such companies.

Release of Information
Confidential information about the Company and its operations is the property of Cooper Cameron and may be used or disclosed only in the performance of the employee’s duties. Employees should maintain the confidentiality of information entrusted to them by the Company or its customers, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed.

Quarterly Trading Blackout
No officer of the Company or employee at Cooper Cameron headquarters, and no division officers or other direct reports to division presidents, may trade in Company stock from the end of any quarter until the day following the Earnings Release for that quarter. Stock options may be exercised, but the stock acquired by an exercise may not be sold during a Quarterly Blackout Period. This precludes cashless exercises during a Blackout Period.

COMPETITORS

Antitrust Laws
The Company is committed to fostering free market competition and preserving the free enterprise system. Cooper Cameron employees must never discuss or engage in price fixing or bid rigging, allocation of markets, geographically or by customers, or fixing production or production quotes. Cooper Cameron employees must also never exchange information with competitors regarding prices, market share, cost data or any other data that would be considered in violation of anti-trust laws.

Competitive Information
Acquisition of information about competitors is a necessary element of doing business in the highly competitive global market. Such information may be acquired and used only when the receipt and use of such information is both lawful and in accordance with these Standards.

COMMUNITIES

Political Contributions and Payments
Employees may not use Company funds or assets for contributions of any kind to any political party or committee of the United States or to any candidate for, or holder of, any office of any national, state or local government in the United States. In countries other than the United States, the Company’s policy shall be determined in accordance with local law and practice, as well as U.S. law.

The Company recognizes the need for, and therefore encourages, its employees to contribute their personal funds and their personal time to support candidates of their choice. Good judgment should be exercised to ensure that personal involvement in political activities does not impair an individual’s work effort or adversely affect the Company’s standing or image in the community.

Environmental Responsibility
The Company is committed to conducting its manufacturing operations in a manner that promotes the safeguarding of employee health and welfare and demonstrates respect for the environment by complying with local, state and national environmental laws and regulations dealing with the use and the disposal of potentially hazardous materials.

The Company focuses on reducing or eliminating all environmentally hazardous wastes or emissions from the Company’s manufacturing processes and on providing employee training that emphasizes personal safety and effective environmental, health and safety management practices.

Export Control
It is the policy of Cooper Cameron to abide by the export control laws of all jurisdictions in which we operate.

International Boycotts and Restrictive Trade Practices
Cooper Cameron will abide by anti-boycott laws and regulations of the U.S. and of other jurisdictions where applicable. Cooper Cameron employees are prohibited from engaging in or supporting restrictive trade practices or boycotts imposed by any foreign country against a country friendly to the United States, including refusing to do business with or in a boycotted country or with any national or resident of such boycotted country. Any reporting requirements associated with anti-boycott laws must be strictly adhered to. Compliance with these laws and regulations will be monitored through the Cooper Cameron anti-boycott compliance program.

Embargoes
Cooper Cameron will abide by trade restrictions and embargoes imposed by the national laws of the countries in which we operate unless prohibited by U.S. law.

National And Local Laws And Customs
It is Company policy to abide by the national and local laws of the countries in which we operate unless prohibited by U.S. law. When local customs and business or social practices vary from these Standards of Conduct, it is permissible to conform to local customs and practices where necessary for the proper conduct of Company business if approved by Cooper Cameron senior management.

COMPLIANCE

It is the responsibility of each Cooper Cameron employee to comply with these Standards of Conduct. Failure to comply with these Standards and the associated Company policies will result in appropriate sanctions, including termination of employment, referral for criminal prosecution and reimbursement of the Company for any losses or damages resulting from such violation.

WAIVERS

Any waiver of any of the provisions of these Standards for any executive officer may be made only by the Board of Directors or the Audit Committee thereof. Any such waiver must be disclosed in accordance with the applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.

REPORTING VIOLATIONS

Compliance with these Standards of Conduct includes the responsibility to report promptly any violation or apparent violation of any Standard of Conduct. At least annually, all recipients of these Standards of Conduct will be surveyed regarding their compliance with these Standards and their knowledge regarding the compliance of others with these Standards. In addition to the regular annual reporting requirements, employees may communicate directly with their supervisor, their division Human Resources executive or with the General Counsel for a confidential interview to discuss an employee’s perceptions of violations, or they may call the Compliance Hot Line, that will give employees the opportunity to anonymously disclose and report violations of these Standards, or send an email to the Compliance Center.

Toll Free Hot Line: 1-866-261-0715 (in U.S.)
713-513-3404 (outside U.S.)
Compliance Center: compliance@coopercameron.com

Any employee who, in good faith, reports what he or she believes to be a violation of these Standards will not be subject to any disciplinary action or other form of retaliation as a result of making such report.

It is the responsibility of all employees of the Company to report to senior management, without undue delay, all participation in any outside business relationship or other activity which might involve an actual or potential conflict of interest and all professional or consultant ventures for compensation, including directorships, so that action may be taken to determine whether a problem exists, and if so, to eliminate it. In the event that changes in circumstances alter an employee’s standing vis-à-vis this Standard, it is the responsibility of the employee to submit additional information and memoranda to the Company as well as keep and maintain all information accurate and current.

Any questions of applicability or interpretation should be addressed to an employee’s immediate supervisor, senior management, the legal department or the appropriate human resources department representative.

August 1, 2003